EXHIBIT 99.1

CAI International Announces Pricing of Public Offering

SAN FRANCISCO, Aug. 12, 2008 (PRIME NEWSWIRE) -- CAI International, Inc. (NYSE:CAP) today announced the pricing of a public offering of 2,250,000 shares of its common stock at $15.50 per share, 750,000 of which are being sold by CAI International and 1,500,000 of which are being sold by Mr. Hiromitsu Ogawa, CAI International's founder and Executive Chairman. CAI International will not receive any proceeds from the sale of shares by Mr. Ogawa. CAI International and Mr. Ogawa have granted to the underwriters a 30-day option to purchase an aggregate of up to 337,500 additional shares of CAI International's common stock, 112,500 shares from CAI International and 225,000 shares from Mr. Ogawa, at the public offering price to cover any over-allotments.

Piper Jaffray & Co. and Banc of America Securities LLC are acting as joint book-running managers, Jefferies & Company, Inc. is acting as co-lead manager and William Blair & Company, L.L.C. is acting as co-manager for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus relating to this offering may be obtained upon making a request in writing to Piper Jaffray & Co., Attn: Equity Capital Markets, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402-7020 or by calling Piper Jaffray & Co. toll-free at (800) 747-3924 or emailing prospectus@pjc.com, or to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York 10001 or by calling Banc of America Securities LLC toll-free at (800) 294-1322 or emailing dg.prospectus_distribution@bofasecurities.com.

About CAI International, Inc.

CAI International is one of the world's leading managers and lessors of intermodal freight containers. As of June 30, 2008, CAI International operated a worldwide fleet of 791,000 TEU of containers through 13 offices located in 11 countries.

The CAI International logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3968

CONTACT: CAI International, Inc.
         Victor Garcia, Chief Financial Officer
         (415) 788-0100
         vgarcia@caiintl.com